As filed with the Securities and Exchange Commission on July 15, 2026

Registration No. 333-265451

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Zhihu Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

18 Xueqing Road

Haidian District, Beijing 100083

People’s Republic of China

+86 (10) 8271-6603

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Amended and Restated 2022 Share Incentive Plan

(Full title of the plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

+1 800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Copies to:

Han Wang, Chief Financial Officer Zhihu Inc. 18 Xueqing Road Haidian District, Beijing 100083 People’s Republic of China +86 (10) 8271-6603

EXPLANATORY NOTE

On June 30, 2026, the shareholders of Zhihu Inc. (the “Registrant”) resolved to adopt the Amended and Restated 2022 Share Incentive Plan (the “Amended Plan”), which amends and restates the Registrant’s 2022 Share Incentive Plan (the “Prior Plan”). Under the Amended Plan, the separate Option Grant Limit and the Restricted Share Unit Grant Limit previously set forth in Section 3.1(a) of the Prior Plan are eliminated and consolidated into a single award pool, thereby permitting the Registrant to grant awards in any combination of options and restricted share units within the remaining available share capacity under the Prior Plan, subject to the 10% scheme limit under Chapter 17 of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

In connection with the Prior Plan, as of the date hereof, the Class A ordinary shares previously registered for issuance under the registration statement on Form S-8 as filed with the Securities and Exchange Commission (the “Commission”) on June 7, 2022 (File No. 333-265451) (the “Prior Registration Statement”) that remain unissued thereunder are now issuable under the Amended Plan for all forms of awards (including both options and restricted share units) as a result of the consolidation of the Option Grant Limit and the Restricted Share Unit Grant Limit into the single award pool described above. No additional securities are being registered by this Post-Effective Amendment.

In accordance with General Instruction E to Form S-8, the content of the Prior Registration Statement is incorporated herein by reference, except as otherwise set forth herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information*

Item 2.   Registrant Information and Employee Plan Annual Information*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants covered by the plans, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

The following documents previously filed by the Registrant with the Commission are incorporated by reference herein:

(a)	The Registrant’s annual report on Form 20-F (File No. 001-40253) for the fiscal year ended December 31, 2025, filed with the Commission on April 17, 2026 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(b)	The description of the Registrant’s Class A ordinary shares and ADSs incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-40253) filed with the Commission on March 19, 2021, including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this Registration Statement.

Item 4.   Description of Securities

Not applicable.

Item 5.   Interests of Named Experts and Counsel

Not applicable.

Item 6.   Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s currently effective eleventh amended and restated articles of association provides that the Registrant shall indemnify its directors and officers against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such persons’ own dishonesty, willful default or fraud, in or about the conduct of the Registrant’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of their duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such persons in defending (whether successfully or otherwise) any civil proceedings concerning the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreements, the form of which was filed as Exhibit 10.3 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-253910) (the “Form F-1”), the Registrant has agreed to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant also maintains a directors and officers liability insurance policy for its directors and officers.

Item 7.   Exemption from Registration Claimed

Not applicable.

Item 8.   Exhibits

See the Index to Exhibits attached hereto.

Item 9.   Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to that information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Eleventh Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.1 to the current report on Form 6-K (File No. 001-40253) furnished with the Securities and Exchange Commission on June 13, 2022)

4.2	Registrant’s Specimen Certificate for Class A Ordinary Shares under the Cayman Islands Share Registrar (incorporated herein by reference to Exhibit 4.2 to the registration statement on Form F-1 (File No. 333-253910), as amended, initially filed with the Securities and Exchange Commission on March 5, 2021)

4.3	Registrant’s Specimen Certificate for Class A Ordinary Shares under the Hong Kong Share Registrar (incorporated herein by reference to Exhibit 4.1 to the current report on Form 6-K (File No. 001-40253) furnished with the Securities and Exchange Commission on April 13, 2022)

4.4	Deposit Agreement, among the Registrant, JPMorgan Chase Bank, N.A., as depositary, and holders and beneficial owners of the American Depositary Receipts issued thereunder dated March 25, 2021 (incorporated herein by reference to Exhibit 4.3 to the registration statement on Form S-8 (File No. 333-256178) filed with the Securities and Exchange Commission on May 17, 2021)

5.1*	Opinion of Maples and Calder (Hong Kong) LLP, Cayman Islands counsel to the Registrant, regarding the legality of the Class A Ordinary Shares being registered

10.1	2022 Share Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the registration statement on Form S-8 (File No. 333-265451) filed with the Securities and Exchange Commission on June 7, 2022)

10.2*	Amended and Restated 2022 Share Incentive Plan

23.1*	Consent of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm

23.2*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereto)

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on July 15, 2026.

Zhihu Inc.

By:	/s/ Yuan Zhou
Name: Yuan Zhou
Title: Chairman and Chief Executive Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Yuan Zhou and Han Wang, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on July 15, 2026 in the capacities indicated.

Signature	Title

/s/ Yuan Zhou	Chairman and Chief Executive Officer
Yuan Zhou	(principal executive officer)

/s/ Dahai Li	Director
Dahai Li

/s/ Zhaohui Li	Director
Zhaohui Li

/s/ Qu Chen	Director
Qu Chen

/s/ Li-Lan Cheng	Director
Li-Lan Cheng

/s/ Hope Ni	Director
Hope Ni

/s/ Derek Chen	Director
Derek Chen

/s/ Han Wang	Chief Financial Officer
Han Wang	(principal financial and accounting officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Zhihu Inc., has signed this Registration Statement or amendment thereto in New York on July 15, 2026.

Authorized U.S. Representative

COGENCY GLOBAL INC.

By:	/s/ Colleen A. DeVries
	Name:	Colleen A. DeVries
	Title:	Senior Vice President on behalf of Cogency Global Inc.